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                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                ---------------


                                   FORM 8-K


                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                      Date of Report: September 20, 1999


                      PROTEIN POLYMER TECHNOLOGIES, INC.
            (Exact name of registrant as specified in its charter)

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
          Delaware                                  0-19724                          33-0311631
(State or other jurisdiction of                   (Commission            (IRS Employer Identification No.)
incorporation or organization)                    File Number)
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10655 Sorrento Valley Road
  San Diego, California                                           92121
(Address of Principal Executive Offices)                        (Zip Code)


                                (619) 558-6064
             (Registrant's telephone number, including area code)

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Item 5.   Other Events.
          ------------

          On September 20, 1999 Protein Polymer Technologies, Inc. (the "Company"), (NASDAQ-PPTI) received notification from the Nasdaq Listing Qualifications Panel that the panel had determined to delist the Company's common stock from quotation on The Nasdaq Stock Market effective with the close of business, September 20, 1999, due to the Company's failure to meet the net tangible assets and minimum bid price maintenance criteria for continued listing.

          The Company's common stock may be eligible to trade on the OTC Bulletin Board. Rule 15c2-11 under the Exchange Act specifies certain information that broker-dealers are required to maintain regarding securities traded in the over-the-counter markets. An exemption from Rule 15c2-11 has been granted under certain circumstances to permit a broker-dealer, without having the information specified by Rule 15c2-11, to publish in, or submit for publication in, a quotation medium, quotations for a security immediately after
such security has been delisted from The Nasdaq Stock Market.   In addition, as
a consequence of the delisting, the Company's common stock may become subject to regulation as a "penny stock." The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price or exercise price less than $5.00 per share, subject to certain exceptions, including listing on the Nasdaq SmallCap Market. If no other exception applies, the Company's common stock may become subject to the SEC's Penny Stock Rules, Rule 15g-1 through Rule 15g-9 under the Exchange Act. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of holders to sell these securities in the secondary market and the price at which such holders can sell any such securities. Rule 15g-9 under the Exchange Act imposes additional sales practice requirements on broker-dealers who sell such securities except in transactions exempted from such rule. Such exempt transactions include those meeting the requirements of Rule 505 or 506 of Regulation D promulgated under the Securities Act and transactions in which the purchaser is an institutional accredited investor or an established customer of the broker-dealer.

          On September 15, 1999 the Company also completed a subsequent closing of a private placement of its Series G Convertible Preferred Stock ("Series G Preferred Stock") with a small group of accredited and institutional investors. Together with the initial closing previously announced on August 17, 1999, PPTI received approximately $2.1 million, less approximately $120,000 in estimated expenses.. Each share of Series G Preferred Stock was priced at $100 per share and can be converted at any time by the holder into common stock at conversion price of $0.50 per share, subject to certain antidilution adjustments. Each share of Series G Preferred Stock also received a common stock warrant, exercisable for 12 months, that allows the holder to acquire 200 shares of PPTI common stock at an exercise price of $0.50 per share. No underwriters were engaged by the Company in connection with such issuance and, accordingly, no underwriting discounts were paid. The offering is exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), and met the requirements of Rule 506 of Regulation D promulgated under the Securities Act. The Series G Preferred Stock, warrants and underlying common stock have not been registered under the Securities Act of 1933, as amended, and may

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not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The proceeds will enable the Company to begin human clinical testing scheduled to begin this fall of the Company's lead product, an injectable treatment for female stress urinary incontinence.

Item 7.  Financial Statements and Exhibits.
         ---------------------------------

Exhibit Number      Description of Document
--------------      -----------------------

99.1                Press Release of the Registrant dated September 21, 1999.

                                      -2-
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                                   SIGNATURE
                                   ---------

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 20, 1999      PROTEIN POLYMER TECHNOLOGIES, INC.



                                   By:   /s/ J. Thomas Parmeter
                                         ----------------------------
                                         J. Thomas Parmeter
                                         Chief Executive Officer

                                      -3-
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                               INDEX TO EXHIBITS

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Exhibit Number                          Description of Document                                          Page Number
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
99.1                                    Press Release of the Registrant dated September 21, 1999.            5
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